Exhibit 99.1
Date: April 27, 2010

Media Contact:	William H. Galligan bgalligan@kcsouthern.com	Phone: 816/983-1551
Kansas City Southern Reports First Quarter Revenue Increase of 26% on Volume
Increases of 15%; Record Operating Ratio of 75.2%
First Quarter 2010 Results

•	Adjusted diluted earnings per share, which excludes debt retirement costs, is $0.44 for first quarter 2010 up from a $0.05 loss in the first quarter 2009
•	Revenues of $436.3 million, a 26% increase from prior year
•	Operating income of $108.2 million, an increase of 127% from a year ago
•	Operating ratio of 75.2%, compared with 86.2% in first quarter 2009, the best operating ratio since the acquisition of Kansas City Southern de Mexico, S.A. de C.V. (“KCSM”) in 2005
Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) reported first quarter 2010 revenues of $436.3 million, a 26% increase compared to the corresponding 2009 period. Double digit revenue improvements were experienced in each of the reported commodity groups led by Automotive with 76% improvement in revenues from a year ago. The other revenue improvements were 39% for Intermodal, 28% for Agriculture & Minerals, 25% for Chemical & Petroleum, 25% for Coal, and 22% for Industrial & Consumer Products. Overall, volumes improved 15% from a year ago and 2% from fourth quarter 2009.
Operating income for the first quarter was more than double last year’s level at $108.2 million compared with $47.6 million last year, a 127% increase. The first quarter 2010 operating ratio was 75.2% compared with 86.2% a year ago. Operating expenses for the first quarter 2010 were $328.1 million.
Net income available to common shareholders in the first quarter totaled $32.6 million, or $0.34 per diluted share, compared to a loss of $8.1 million, or $(0.09) per diluted share in first quarter 2009. First quarter 2010 results include a $0.10 reduction per share from debt retirement costs and a $0.04 reduction per share in first quarter 2009. Excluding these debt retirement charges from each quarter, adjusted diluted earnings per share was $0.44 in first quarter 2010 compared to $(0.05) in first quarter 2009. (See table below for reconciliation of adjusted items to reported numbers.)

Comments from the Chairman
“In the first quarter, KCS reported increased traffic volumes in five of its six commodity groups and double digit revenue growth in all six groups. Driven by an upswing in manufacturing, KCS reported a 15% volume increase over the first quarter of last year, as well as a fourth quarter to first quarter sequential improvement in volumes of 2% which is highly unusual as historically first quarter carloadings lag the fourth quarter on our railroad.
“Organic volume strength and continued solid pricing, bolstered by the emergence of increasing cross-border business opportunities, contributed to KCS attaining a 26% increase in revenues. We also continued to experience positive pricing in many areas of our business reflecting the value of rail as an efficient transportation alternative, and specifically the high quality of KCS’s service levels. The impact of increased revenues on profitability was enhanced by continued cost controls and tightly managed rail operations in both the U.S. and Mexico. The result was a record first quarter operating ratio of 75.2%.
“KCS management has repeatedly stated that strengthening the company’s balance sheet and improving its capital structure are primary corporate goals. Indicative of this commitment, we refinanced $290 million of 9.375% KCSM debt which was due to mature in 2012 with KCSM 8.0% notes due in 2018.
“The widespread volume gains KCS achieved in the first quarter are certainly encouraging signs for the remainder of 2010. In addition, a number of key economic indicators are showing improving strength in the North American economies. That being said, we are still taking a cautious view of near-term business growth and investors can be confident that KCS will, first and foremost, focus on maximizing profitability through efficient operations and stringent cost controls.”
GAAP RECONCILIATION

	First Quarter
	2010	2009
Diluted earnings (loss) per share	$0.34	$(0.09)
Adjustment for debt retirement costs	0.10	0.04

Adjusted diluted earnings (loss) per share	$0.44	$(0.05)
GAAP Reconciliation
KCS reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used to review and in certain cases manage the Company’s business that fall within the meaning of Regulation G (Disclosure of non-GAAP financial measures) may provide its users of the financial information with additional meaningful comparison when reviewing the Company’s results.

In press releases and presentation slides for analysts, KCS has provided financial information adjusted for certain items, which are non-GAAP financial measures. KCS management uses non-GAAP information in its planning and forecasting processes and to further analyze its own financial trends and operational performance, as well as making financial comparisons to prior periods presented on a similar basis. The Company also uses some of these measures internally as part of its incentive compensation plans for management employees. Management believes investors and users of the Company’s financial information should consider all of the above factors when evaluating KCS’s results.
A reconciliation between GAAP and the non-GAAP measure is provided above. These non-GAAP measures should not be considered a substitute for GAAP measures. Some of KCS’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
CHANGE IN ACCOUNTING PRINCIPLE
Certain prior year amounts have been adjusted for the retrospective change in accounting principle for rail grinding.
This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’s Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-04717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	Three Months
	Ended March 31,
	2010	2009
Revenues	$436.3	$346.0

Operating expenses:
Compensation and benefits	90.7	78.0
Purchased services	44.9	45.6
Fuel	60.8	43.3
Equipment costs	38.7	39.1
Depreciation and amortization	45.8	46.9
Casualties and insurance	11.9	12.5
Materials and other	35.3	33.0

Total operating expenses	328.1	298.4

Operating income	108.2	47.6

Equity in net earnings of unconsolidated affiliates	6.4	1.0
Interest expense	(44.4)	(41.8)
Debt retirement costs	(14.9)	(5.9)
Foreign exchange gain (loss)	2.6	(5.1)
Other income, net	0.5	1.5

Income (loss) before income taxes and noncontrolling interest	58.4	(2.7)
Income tax expense	24.2	0.1

Net income (loss)	34.2	(2.8)
Noncontrolling interest	(1.1)	(0.1)

Net income (loss) attributable to Kansas City Southern and subsidiaries	35.3	(2.7)
Preferred stock dividends	2.7	5.4

Net income (loss) available to common shareholders	$32.6	$(8.1)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.34	$(0.09)

Diluted earnings (loss) per share	$0.34	$(0.09)

Average shares outstanding (in thousands):
Basic	95,890	90,743
Potentially dilutive common shares	568	—

Diluted	96,458	90,743

Kansas City Southern
Revenues & Carloads/Units By Commodity – First Quarter 2010 and 2009

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	First Quarter		%	First Quarter		%	First Quarter		%
	2010	2009	Change	2010	2009	Change	2010	2009	Change
Chemical & Petroleum
Agri Chemicals	$6.2	$5.7	9%	4.1	4.6	(11%)	$1,512	$1,239	22%
Other Chemicals	36.7	31.2	18%	24.0	21.8	10%	1,529	1,431	7%
Petroleum	25.2	18.0	40%	18.9	15.2	24%	1,333	1,184	13%
Plastics	21.5	16.6	30%	15.2	13.9	9%	1,414	1,194	18%

Total	89.6	71.5	25%	62.2	55.5	12%	1,441	1,288	12%

Industrial & Consumer Products
Forest Products	46.8	40.3	16%	30.6	29.4	4%	1,529	1,371	12%
Metals & Scrap	36.3	23.3	56%	25.0	18.3	37%	1,452	1,273	14%
Other	16.7	18.4	(9%)	17.8	18.4	(3%)	938	1,000	(6%)

Total	99.8	82.0	22%	73.4	66.1	11%	1,360	1,241	10%

Agriculture & Minerals
Grain	56.0	45.9	22%	35.1	33.0	6%	1,595	1,391	15%
Food Products	32.5	21.9	48%	17.5	13.3	32%	1,857	1,647	13%
Ores & Minerals	12.4	10.0	24%	11.4	12.5	(9%)	1,088	800	36%
Stone, Clay & Glass	5.1	4.8	6%	3.3	3.4	(3%)	1,545	1,412	9%

Total	106.0	82.6	28%	67.3	62.2	8%	1,575	1,328	19%

Coal
Unit Coal	51.7	40.1	29%	61.4	65.0	(6%)	842	617	36%
Other Coal	7.3	7.2	1%	10.6	10.0	6%	689	720	(4%)

Total	59.0	47.3	25%	72.0	75.0	(4%)	819	631	30%

Intermodal	42.6	30.6	39%	150.5	114.6	31%	283	267	6%

Automotive	21.7	12.3	76%	17.8	10.6	68%	1,219	1,160	5%

TOTAL FOR COMMODITY GROUPS	418.7	326.3	28%	443.2	384.0	15%	$945	$850	11%

Other Revenue	17.6	19.7	(11%)

TOTAL	$436.3	$346.0	26%